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              BANK OF BOSTON CORPORATION            EXHIBIT 12(a)
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the six months ended June 30, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                                      Six Months Ended June 30,        Years Ended December 31,
(Dollars in thousands)
                                          1994        1993         1993         1992          1991          1990           1989
                                       -------     -------      -------      -------      --------      --------      ---------
Net income (loss)                    $ 190,640   $ 155,062    $ 299,026    $ 278,881    $ (113,155)   $ (468,248)   $   138,114
Extraordinary items, net of tax          6,535                               (72,968)       (7,758)      (43,649)
Cumulative effect of changes
  in accounting principles,
  net of tax                                       (24,203)     (24,203)
Income tax expense (benefit)           156,314      95,045      214,683      152,781       (57,990)        2,579         84,951
                                       -------     -------      -------      -------      --------      --------      ---------
  Pretax earnings (loss)             $ 353,489   $ 225,904    $ 489,506    $ 358,694    $ (178,903)   $ (509,318)   $   223,065
                                       =======     =======      =======      =======      ========      ========      =========

Fixed charges:
  Portion of rental expense
  (net of sublease
  rental income) which
  approximates the
  interest factor                       13,750      13,526       27,063       28,159        30,370        38,747         35,482

Interest on borrowed funds             366,822     152,359      377,874      344,908       361,510       592,028      1,081,007
                                       -------     -------      -------      -------      --------      --------      ---------

       Total fixed charges             380,572     165,885      404,937      373,067       391,880       630,775      1,116,489
                                       -------     -------      -------      -------      --------      --------      ---------

Earnings (for ratio calculation)     $ 734,061   $ 391,789    $ 894,443    $ 731,761    $  212,977    $  121,457    $ 1,339,554
                                       =======     =======      =======      =======      ========      ========      =========


Total fixed charges                  $ 380,572   $ 165,885    $ 404,937    $ 373,067    $  391,880    $  630,775    $ 1,116,489
                                       =======     =======      =======      =======      ========      ========      =========


Ratio of earnings to fixed
  charges                                 1.93        2.36         2.21         1.96           .54           .19           1.20
                                       =======     =======      =======      =======      ========      ========      =========


For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Ratios for the periods presented reflect the reclassification of Brazilian translation gains and losses more fully discussed in Note 11.